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Exhibit 23.9

CONSENT OF PETRIE PARKMAN & CO., INC.

We hereby consent to the use of our opinion letter dated December 15, 2004 to the Board of Directors of Patina Oil & Gas Corporation, which is included as Annex C to the Proxy Statement/Prospectus, and to references to our firm and such opinion letter in such Proxy Statement/Prospectus under the captions entitled "Summary—Patina's Financial Advisor Has Provided an Opinion to the Patina Board of Directors as to the Fairness of the Merger Consideration, from a Financial Point of View, to Patina's Stockholders," "The Merger—Background of the Merger," "The Merger—Patina's Reasons for the Merger; Recommendation of the Merger by the Patina Board of Directors," and "The Merger—Opinion of Patina's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Securities Act"), and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of this Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any amendments to this Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

PETRIE PARKMAN & CO., INC.
By:	/s/ JON C. HUGHES
Name:	Jon C. Hughes

Houston, Texas
January 20, 2005

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  Exhibit 23.9
CONSENT OF PETRIE PARKMAN & CO., INC.